UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act 1934

Date of Report (Date of earliest event reported)

July 13, 2016

The Estée Lauder Companies Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-14064	11-2408943
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

767 Fifth Avenue, New York, New York	10153
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code

212-572-4200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 13, 2016, Aerin Lauder, who has been a member of the Board of Directors (the “Board”) since 2004, notified The Estée Lauder Companies Inc. (the “Company”) of her decision not to stand for re-election as a Class II director at the Company’s 2016 Annual Meeting of Stockholders on November 11, 2016 (the “2016 Annual Meeting”).  Ms. Lauder is expected to remain on the Board until the expiration of her current term at the 2016 Annual Meeting.  In addition to being a member of the Board, Ms. Lauder is the Creative Director and Chairman of Aerin LLC, a luxury lifestyle brand company that she founded.  She also serves as Style and Image Director for the Estée Lauder brand.  Ms. Lauder decided not to stand for re-election in order to increase her focus on growing the AERIN brand.  In addition, she will continue serving as the Style and Image Director for the Estée Lauder brand.  Ms. Lauder’s decision not to stand for re-election is not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On July 14, 2016, Ronald S. Lauder (“Mr. R. Lauder”) was nominated by the Board to stand for election at the 2016 Annual Meeting as a Class II director to fill the vacancy created by Ms. Lauder’s decision not to stand for re-election.  Mr. R. Lauder joined the Company in 1964 and has served in various capacities.  Currently, he is Chairman of Clinique Laboratories, LLC, a subsidiary of the Company.  He previously served as a member of the Board from 1968 to 1986 and again from 1988 to July 2009.  Mr. R. Lauder is a son of the Company’s founders Estée and Joseph Lauder.  He is also the brother of Leonard A. Lauder, Chairman Emeritus and a director of the Company.  His nephew William P. Lauder is Executive Chairman and a director of the Company.  His daughters, Jane Lauder and Aerin Lauder, are both currently directors of the Company.  In addition, Jane Lauder is Global Brand President, Clinique.  Mr. R. Lauder will receive no additional compensation for his service on the Board.  For additional information concerning Mr. R. Lauder including his compensation as Chairman of Clinique Laboratories, LLC, see “Certain Relationships and Related Transactions” in the Company’s most recent Proxy Statement.

Certain members of the Lauder family and certain related entities and trusts are parties to a stockholders’ agreement with the Company (the “Stockholders’ Agreement”), which is described in the Company’s most recent Proxy Statement under the captions “Additional Information Regarding the Board of Directors – Stockholders’ Agreement and Lauder Family Control” and “Certain Relationships and Related Transactions – Stockholders’ Agreement.”  The Stockholders’ Agreement will terminate upon the occurrence of certain specified events, including the transfer of shares of Common Stock by a party to the Stockholders’ Agreement that causes all parties thereto immediately after such transaction to own beneficially in the aggregate shares having less than 10% of the total voting power of the Company.  Collectively, the parties to the Stockholders’ Agreement own shares of Class A and Class B Common Stock having approximately 84% of the voting power of the Company as of June 30, 2016.

All Lauder Family Members who are party to the Stockholders’ Agreement have agreed to vote shares beneficially owned by them for Leonard A. Lauder (or for one of his sons), Mr. R. Lauder (or for one of his daughters), and one person, if any, designated by each as a director of the Company.  In accordance with this agreement, Leonard A. Lauder designated himself and William P. Lauder as directors, and Mr. R. Lauder designated Aerin Lauder and Jane Lauder as directors.  In light of Aerin Lauder’s decision not to stand for re-election at the 2016 Annual Meeting, Mr. R. Lauder designated himself as the director to fill that vacancy on the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE ESTĒE LAUDER COMPANIES INC.

Date: July 15, 2016	By:	/s/ Spencer G. Smul
Spencer G. Smul
Senior Vice President,
Deputy General Counsel and
Secretary